Exhibit 23.1

KPMG LLP Suite 1000 620 S. Tryon Street Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 12, 2024, with respect to the consolidated financial statements of Hooker Furnishings Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Charlotte, North Carolina
June 5, 2024